Exhibit 2.5

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

DEED OF ADHERENCE

THIS AGREEMENT is made on January 29, 2025, by and between:

1.	Hanzade Vasfiye Doğan Boyner, a Turkish citizen with the Turkish ID number 26410796678 and residing at the address of Burhaniye Mahallesi Kısıklı Caddesi No:65 Üsküdar / Istanbul, Republic of Türkiye (“HVDB)”;
2.	TurkCommerce B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, having its official seat in Amsterdam and its registered office address at Amstelveenseweg 760, 1081JK Amsterdam (the “Investing Shareholder”);

(HVDB and the Investing Shareholder shall be severally referred to as a “Party” and collectively as the “Parties”) and

3.	Joint Stock Company Kaspi.kz, a joint stock company incorporated under the Laws of Kazakhstan, having its official seat in Almaty and its registered office address at 154A Nauryzbai batyr Str., Almaty, Republic of Kazakhstan (the New Party).

WHEREAS:

(A)On June 16, 2021, the Parties entered into a Shareholders Agreement governing their relationship as shareholders in D-Market Elektronik Hizmetler ve Ticaret A.Ş. (the Company) and establishing the manner in which the affairs of the Company would be conducted (such agreement as amended, supplemented or novated from time to time) (the Shareholders Agreement).
(B)By a transfer dated January 29, 2025, HVDB transferred to the New Party 40,000,000 Class A Shares in the Company.
(C)This Agreement is entered into in compliance with Article 3.5 (Deed of Adherence) of the Shareholders Agreement.

NOW THIS AGREEMENT WITNESSES as follows:

1.Words and expressions defined in the Shareholders Agreement shall, unless the context otherwise requires, have the same meanings when used in this Agreement.
2.The New Party undertakes to be bound by and comply in all respects with the Shareholders Agreement, and to assume the benefits and obligations of the Shareholders Agreement applicable to Class A Shareholder, as if the New Party had executed the Shareholders Agreement as the Class A Shareholder and was named as a party to it.
3.The New Party represents, warrants and undertakes to the Company and to each of the other Shareholders (and each other person who may from time to time expressly adhere to the Shareholders Agreement) in the terms set out in Articles 8.15 (Representations and warranties)] of the Shareholders Agreement, but so that such representations, warranties and undertakings shall be deemed to be given on the date of this Agreement and shall be deemed to refer to this Agreement of Adherence as well as the Shareholders Agreement.
4.The contact details of the New Party for the purpose of Article 8.2 (Notices) of the Shareholders Agreement shall be as follows:

Address: 154A Nauryzbai batyr Str., Almaty, Republic of Kazakhstan

Facsimile No: -

Attn: [***]

E-mail: [***]

Attn: [***]

Email: [***]

5.This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Turkey.
6.The provisions of Articles 8.7 (Governing Law) and 8.8 (Jurisdiction for Disputes) of the Shareholders Agreement shall apply to this Agreement.

IN WITNESS WHEREOF this Agreement has been duly executed the day and year first above written.

CONTRACT PARTY SHAREHOLDERS

Name:	Hanzade Vasfiye Doğan Boyner
Title:	Representative of the Contract Party Shareholders

By:	/s/ Hanzade Vasfiye Doğan Boyner

INVESTING SHAREHOLDER

Name:	TurkCommerce B.V.
Title:	Director A	Director B

By:	/s/ Jelle van Dulken	/s/ Kerem Kader

NEW PARTY

Name:	Joint Stock Company Kaspi.kz

By:	/s/ Mikheil Lomtadze

Title:	Chairman of the Management Board